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EXHIBIT 21

Subsidiaries
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                                                            State or Other
                                                            Jurisdiction of
                  Name                                      Incorportion
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
Fedders North America, Inc.  (1)                             Delaware

Fedders Investment Corporation   (1)                         Delaware

NYCOR North America, Inc.   (1)                              Delaware

Emerson Quiet Kool Corporation   (2)                         Delaware

Melcor Corporation    (3)                                    New Jersey

Fedders Asia Ptd. Ltd.    (4)                                Singapore

Fedders Xinle Co. Ltd.   (5)                                 China

Trion, Inc.    (6)                                           Pennsylvania

Envirco, Inc.    (7)                                         New Mexico

Trion Ltd.    (7)                                            United Kingdom

Trion GmbH    (6)                                            Germany

Fedders Koppel, Inc.   (8)                                   Philippines

Polenz GmbH (8)                                              Germany

Sun Air Conditioning, Inc.  (9)                              Delaware

Eubank Manufacturing Enterprises, Inc (9)                    Texas
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(1) Wholly owned subsidiary of Fedders Corporation
(2) Wholly owned subsidiary of Fedders North America, Inc.
(3) Wholly owned subsidiary of NYCOR North America
(4) Wholly owned subsidiary of Fedders International
(5) Majority owned subsidiary of Fedders Investment Corporation
(6) Wholly owned subsidiary of Fedders North America, Inc.
(7) Wholly owned subsidiary of Trion, Inc.
(8) Wholly owned subsidiary of Fedders International, Inc.
(9) Wholly owned subsidiary of Melcor Corporation